Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of The Meet Group, Inc. (formerly known as MeetMe, Inc.) of our reports dated March 8, 2017 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of MeetMe, Inc. and its subsidiaries, appearing in the Annual Report on Form 10-K of MeetMe, Inc. for the year ended December 31, 2016.

/s/ RSM US LLP

Blue Bell, Pennsylvania

May 9, 2017